UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2013

Health Management Associates, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-11141	61-0963645
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

5811 Pelican Bay Boulevard, Suite 500,
Naples, Florida	34108-2710
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (239) 598-3131

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

(c) On July 29, 2013, the Board of Directors of Health Management Associates, Inc. (the “Company”) appointed John M. Starcher Jr. as Interim President and Chief Executive Officer, effective August 1, 2013. As previously announced, Mr. Gary D. Newsome retired as the Company’s President and Chief Executive Officer and member of the Board of Directors, effective July 31, 2013.

Mr. Starcher, 43, joined the Company as Eastern Group President in February 2012. Prior to joining the Company, Mr. Starcher worked at Catholic Health Partners for 13 years. Mr. Starcher has no reportable transactions under Item 404(a) of regulation S-K and no family relationships reportable under Item 401(d) of Regulations S-K. A copy of the Company’s press release announcing Mr. Starcher’s appointment is attached hereto as Exhibit 99.1.

The information in item 5.02(e) below is incorporated by reference in this item 5.02(c).

(e) In connection with his appointment as Interim President and Chief Executive Officer, Mr. Starcher and the Company have agreed to the following terms of his employment arrangement: (i) an annual base salary of $800,000, commencing on August 1, 2013; (ii) a cash bonus equal to $778,650, representing 125% of his blended 2013 base salary, which will become payable by the Company on March 1, 2014; (iii) other benefits customarily provided to the Company’s named executive officers; and (iv) participation in the Company’s Supplemental Executive Retirement Plan. The Company expects to enter into a written agreement with Mr. Starcher detailing the material terms of his employment arrangement.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

The Exhibits included as part of this Current Report are listed in the attached Exhibit Index.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Health Management Associates, Inc.

By:	/s/ Steven E. Clifton
	Name:	Steven E. Clifton
	Title:	Senior Vice President and General Counsel

Date: August 2, 2013

Exhibit Index

Exhibit Number

99.1	Press Release, dated July 31, 2013